UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K




                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                          Date of Report: July 25, 2001



                              THE DIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)




     DELAWARE                                                      51-0374887
(State  or  Other  Jurisdiction  of                         (I.R.S.  Employer
Incorporation  or  Organization)                         Identification  No.)


15501  NORTH  DIAL  BOULEVARD
       SCOTTSDALE,  ARIZONA                                      85260-1619
(Address  of  Principal  Executive  Offices)                    (Zip  Code)


Registrant's  Telephone  Number,  Including  Area  Code  (480)  754-3425

ITEM  7.  EXHIBITS.
   (e)  Exhibits
         (99)  Press  Release  of  the  Company  dated  July  25,  2001

ITEM  9.  REGULATION  FD  DISCLOSURE.

On July 25, 2001, Dial issued a press release relating to its financial results for the Second quarter ended June 30, 2001, and its outlook for the remainder of 2001, a copy of which is filed herewith as Exhibit 99.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


THE  DIAL  CORPORATION
July  25,  2001



/s/   Conrad  A.  Conrad
      Executive  Vice  President  and  Chief  Financial  Officer




















                                                                      EXHIBIT 99


          MEDIA  RELATIONS  -  CYNTHIA  A.  DEMERS
          (480)  754-4090

          INVESTOR  RELATIONS  -  STEPHEN  D.  BLUM
          (480)  754-5040



           DIAL REPORTS 2001 SECOND QUARTER RESULTS ABOVE EXPECTATIONS

                   GENERATES STRONG CASH FLOW FROM OPERATIONS

                       RAISES FULL-YEAR EARNINGS ESTIMATE



SCOTTSDALE, ARIZ. - JULY 25, 2001 - The Dial Corporation (NYSE:DL) today announced second quarter net income of $14.7 million or $0.16 per share (diluted). This compares with net income of $1.1 million or $0.01 per share (diluted) a year ago that included pre-tax restructuring charges of $21.1 million and a one-time gain of $6.7 million. Earnings per share in the second quarter of 2000 without the restructuring charge and one-time gain was $0.10. The First Call consensus estimate for the second quarter of 2001 was $0.14 per share.

     Herbert M. Baum, The Dial Corporation chairman, president, and chief executive officer, said, "Top-line growth from our core businesses, coupled with an improvement in gross margin and the elimination of last year's loss in the Dial/Henkel joint venture, led to the earnings gain in the second quarter. Better than expected performance in the first and second quarters of this year and the solid sales trend currently are expected to result in 2001 third quarter earnings per share of approximately $0.18 and full year 2001 earnings per share of $0.68 to $0.70 compared to the current estimates for the year of $0.61 to $0.65, as reported by First Call."

     Reported net sales in the second quarter were $429.2 million, up 5.0 percent from $408.7 million in the second quarter of 2000. In the beginning of 2001 the Company lowered some of its trade allowances and list prices for certain Personal Cleansing and Laundry Care products. Because these adjustments offset one another, they had no impact on net income. They did result, however, in lower reported SG&A expenses and lower reported sales of $10.1 million in the second quarter of 2001. Without these adjustments, the increase in sales in the second quarter would have been 7.5 percent. The reported increase in sales includes $15.7 million of incremental sales from acquisitions made in the second quarter last year.

     Commenting on business unit performance, Baum added, "Our Personal Cleansing and Laundry Care businesses had a particularly good second quarter. Personal Cleansing reported sales grew 8.0 percent (10.4 percent without the adjustments to trade allowances and list prices) primarily due to the Coast acquisition and strong performance in the base business. Laundry Care reported sales increased 9.3 percent (15.1 percent without the adjustments to trade allowances and list prices) over the year ago quarter primarily driven by continued strong performance of Purex Ultra liquid laundry detergent and the Zout stain remover acquisition. Second quarter sales for our Air Fresheners business were slightly higher primarily due to new product introductions, offset in part by some softness in the base business. Sales of our Food Products business rebounded and were up 6.0 percent primarily due to strong Vienna sausage sales. Specialty Personal Care sales were down versus prior year mainly due to the discontinuation of both the Nature's Accent product line and unprofitable SKUs in the base business, as well as overall softness in the category."

     Excluding the restructuring charge in the second quarter of 2000, gross margin in the second quarter of 2001 improved 70 basis points to 49.6 percent. The improvement in gross margin resulted from lower delivered product costs associated with higher sales volume, a more favorable sales mix, and a more even distribution of sales within the quarter. Gross margin without the previously discussed adjustment to trade allowances and list prices would have been 50.7 percent, an improvement of 180 basis points compared to the second quarter of last year.

     Net income for the six months ended June 30, 2001 rose 23.0 percent to $27.8 million, or $0.30 per share (diluted) from $22.6 million or $0.24 per share (diluted) in the year ago period. Earnings per share in the first half of 2000 without the restructuring charge and one time gain would have been $0.33. Net sales for the first half were up 6.2 percent to $830.7 million compared to $781.9 million in the first half of 2000. Without the previously disclosed adjustments of trade allowances and list prices for certain Laundry Care and Personal Care products, net sales would have increased 8.8 percent. The increase in sales for the six months included $46.2 million of incremental sales from acquisitions made in the second quarter of last year.

     Cash flow from operations for the six months ended June 30, 2001, was $83.0 million, versus $35.0 million in the same period a year ago. The improvement resulted primarily from a reduction in working capital and the increase in net income. Improved cash flow enabled the Company to reduce total debt by $67.6 million since December 31, 2000. The Company has reduced its outstanding debt by $129.5 million during the last twelve months from $657.0 million to $527.5 million as of June 30, 2001.

     The Company is continuing to review strategic alternatives for its Specialty Personal Care (SPC) unit. At this time the Company believes that if a decision is made to divest this unit, a write-down of its assets to their estimated market value would be required. The Company now estimates that such a write-down would be in the range of $180 to $200 million after tax. The Company expects to make a decision regarding this unit before year-end.

     The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, Armour Star canned meats, and the Sarah Michaels and Freeman
Cosmetics personal care brands. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com.
                                                    ----------------

     Statements in this press release as to the Company's expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements include the Company's expectations for earnings per share for the full year 2001 and the range of estimated write-downs if the Company decides to sell its SPC business.

     Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) competition in the categories in which the Company competes continues or intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (2) efforts to reduce costs are unsuccessful or do not yield anticipated savings, (3) new products, such as Renuzit OneTouch, Renuzit Fresh Gels, Renuzit Fresh Elements, Dial Complete and Purex Tabs, are unsuccessful or do not produce the sales anticipated, (4) there are increases in raw material costs or higher petroleum, natural gas and energy costs continue to persist throughout 2001, (5) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, including the restructuring and special charges taken in 2000, (6) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers, or (7) there is a devaluation of the Argentine Peso or economic conditions in Argentina continue to deteriorate. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in "Management's Discussion and Analysis of Results of Operations and Financial Condition - Factors That May Affect Future Results and Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     In addition, no assurance can be given that the Company will decide to sell its Specialty Personal Care business or any other assets or, if sold, that any sale will be on terms favorable to the Company or will not involve write-downs greater than currently estimated.

     Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

     Management will host a LIVE CONFERENCE CALL and REAL-TIME WEB CAST today, beginning at 1:00 p.m. Eastern Time and lasting approximately 45 minutes to discuss the Company's second quarter results and outlook for the balance of fiscal 2001.

     Access for the conference call and web cast is open to the press and general public in a listen only mode. To access the conference call, please dial (952) 556-2802. The web cast may be accessed at http://investor.info.dialcorp.com. Replays of the conference call are available
                          -------
shortly after the conclusion of the call at the same Web address as well as by dialing (703) 326-3020 and entering Code 5370858.












                                     THE DIAL CORPORATION
                                     SUMMARY OF OPERATIONS
                                           Unaudited

                                                       In millions, except for per share data
                              QUARTER ENDED                    SIX MONTHS ENDED
                              -------------                    ----------------


                                                     JUNE 30,    JULY 1,    JUNE 30,   JULY 1,
                                                       2001       2000        2001        2000
                                                    ---------  ---------  ---------  ---------
Net Sales. . . . . . . . . . . . . . . . . . . . .  $  429.2  $  408.7     $  830.7  $  781.9
                                                    ---------  ---------  ---------  ---------

Costs and expenses:

  Cost of products sold. . . . . . . . . . . . . .      216.5     208.9       421.9     397.4

  Asset write-downs and discontinued product
     inventories as a result of restructuring. . .          -      17.2           -      17.2
                                                    ---------  ---------  ---------  ---------

                                                        216.5     226.1       421.9     414.6


  Selling, general and administrative expenses . .      177.5     169.3       341.2     310.7

  Restructuring charges and other asset writedowns          -       3.9           -       3.9
                                                    ---------  ---------  ---------  ---------

                                                        177.5     173.2       341.2     314.6


  Total costs and expenses . . . . . . . . . . . .      394.0     399.3       763.1     729.2

Operating income . . . . . . . . . . . . . . . . .       35.2       9.4        67.6      52.7


  Interest and accretion expense . . . . . . . . .       12.1      12.3        25.9      22.0

  Net Earnings (Loss) of  Joint Venture. . . . . .          -      (3.6)        2.0      (4.4)

  Other income - Gain on Special Items . . . . . .          -       6.7           -       6.7

Income before income taxes . . . . . . . . . . . .       23.1       0.2        43.7      33.0

  Income taxes . . . . . . . . . . . . . . . . . .        8.4      (0.9)       15.9      10.4
                                                    ---------  ---------  ---------  ---------

Net income . . . . . . . . . . . . . . . . . . . .  $    14.7  $    1.1   $    27.8  $   22.6
                                                    =========  =========  =========  =========


Basic earnings per share . . . . . . . . . . . . .  $    0.16  $   0.01   $    0.30  $   0.24
                                                    =========  =========  =========  =========

Diluted earnings per share . . . . . . . . . . . .  $    0.16  $   0.01   $    0.30  $   0.24
                                                    =========  =========  =========  =========


Basic shares outstanding . . . . . . . . . . . . .       91.4      91.1        91.3      93.1

Common share equivalents . . . . . . . . . . . . .        0.4       0.3         0.3       0.5
                                                    ---------  ---------  ---------  ---------

Diluted shares outstanding . . . . . . . . . . . .       91.8      91.4        91.6      93.6
                                                    =========  =========  =========  =========















                                   THE DIAL CORPORATION
                                   SUMMARY OF NET SALES
                                       Unaudited


                                            In millions
                              QUARTER ENDED         SIX MONTHS ENDED
                              -------------         ----------------
                             JUNE 30,    JULY 1,  JUNE 30,   JULY 1,
                               2001       2000     2001       2000
                            ---------  --------  ---------  --------
Personal Cleansing . . . .  $   109.7  $  101.6  $   207.6  $  187.2
Laundry Care . . . . . . .      133.0     121.7      256.1     234.3
Air Fresheners . . . . . .       51.4      50.6      109.9     101.3
Food Products. . . . . . .       54.2      51.2       96.4      96.0
                            ---------  --------  ---------  --------
  Total Domestic Branded .      348.3     325.1      670.0     618.8
Specialty Personal Care. .       11.3      18.3       21.5      43.1
International. . . . . . .       52.9      47.0      108.6      85.5
Commercial Markets & Other       16.7      18.3       30.6      34.5
                            ---------  --------  ---------  --------

Net sales reported . . . .  $   429.2  $  408.7  $   830.7  $  781.9
                            =========  ========  =========  ========

























































                                            THE DIAL CORPORATION

                                           CONDENSED BALANCE SHEET

                                                        In millions


                                                         Unaudited
                                                         ----------
                                                      JUNE 30,   DECEMBER 31,
                                                        2001          2000
                                                     ----------   -----------
ASSETS
Current assets. . . . . . . . . . . . . . . . . . .  $   332.7   $     377.8
Non-current assets. . . . . . . . . . . . . . . . .      978.6       1,004.2
                                                     ----------   ------------

     Total assets . . . . . . . . . . . . . . . . .  $ 1,311.3   $   1,382.0
                                                     ==========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities . . . . . . . . . . . . . . . .  $   324.2   $     394.9
Long-term liabilities . . . . . . . . . . . . . . .      669.7         693.2
Stockholders' equity. . . . . . . . . . . . . . . .      317.4         293.9
                                                     ----------  -------------

     Total liabilities and stockholders' equity . .  $ 1,311.3   $   1,382.0
                                                     ==========  =============



                                        CONDENSED STATEMENT OF CASH FLOWS
                                                      Unaudited
                                                      In millions

                                                           QUARTER ENDED . . . . .  SIX MONTHS ENDED
                                                          ---------------          -----------------
                                                       JUNE 30,.. .  JULY 1,        JUNE 30, JULY 1,
                                                        2001          2000           2001      2000
                                                     ----------   - ----------  ---------  ---------
Net cash provided by operations . . . . . . . . . .  $    68.5   $   64.4        $   83.0   $  35.0

Net cash used by investing activities . . . . . . .       (4.3)    (137.0)           (7.6)   (146.5)

Net cash provided (used) by financing activities:
  Net change in long-term and short-term borrowings      (57.6)      94.5           (67.6)    222.7
  Common stock purchased for treasury . . . . . . .                                  -        (83.1)
  Dividends paid. . . . . . . . . . . . . . . . . .       (3.2)      (7.1)           (6.6)    (14.2)
                                                     ----------   --------       ---------   -------
Net cash provided (used) by financing activities. .      (60.8)       87.4          (74.2)    125.4
                                                     ----------    --------      ---------   -------
Net decrease in cash and cash equivalents . . . . .        3.4        14.8            1.2      13.9
Cash and cash equivalents, beginning of year/period        4.6         5.2            6.8       6.1
                                                      --------- ----------       ---------  --------

Cash and cash equivalents, end of period. . . . . .  $     8.0   $    20.0       $    8.0   $  20.0
                                                     =========   =========       ========   ========
